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                                                                      EXHIBIT 10


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of January, 1999, and amended and restated as of the 30th day of June, 2000, is made by and between Bell Atlantic Corporation, its successors and assigns ("Bell Atlantic"), and Ivan G. Seidenberg, Chief Executive Officer of Bell Atlantic (the "Key Executive"). In this Agreement, "Bell Atlantic Companies" means all of, and "Bell Atlantic Company" means any one of, Bell Atlantic, all corporate subsidiaries or other companies affiliated with Bell Atlantic, all companies in which Bell Atlantic directly or indirectly owns a substantial equity interest, and their successors and assigns.

         WHEREAS, Bell Atlantic and the Key Executive previously entered into an Executive Retention Agreement, last amended March 14, 1997 (the "Retention Agreement") and an Employment Agreement, dated as of August 14, 1997 (the "Prior Employment Agreement"); and

         WHEREAS, Bell Atlantic and the Key Executive subsequently entered into an Employment Agreement, dated as of January 1, 1999 (the "Employment Agreement"), which superseded the Retention Agreement and Prior Employment Agreement; and

         WHEREAS, Bell Atlantic and GTE Corporation ("GTE") have agreed to merge their businesses (the "Merger") pursuant to the terms of an Agreement and Plan of Merger dated as of July 27, 1998, among Bell Atlantic, GTE, and Beta Gamma Corporation (the "Definitive Agreement"); and

         WHEREAS, in contemplation of the closing of the Merger, Bell Atlantic and the Key Executive now wish to amend the Employment Agreement to describe the Key Executive's position and duties in the post-Merger period and to implement the terms of succession provided for in Section 7.10 of the Definitive Agreement;

         NOW, THEREFORE, for good and valuable consideration, the Key Executive and Bell Atlantic hereby agree as follows:

         1. TERM OF EMPLOYMENT. The term of employment under this Agreement (the "Term of Employment") shall commence on January 1, 1999 and end on June 30, 2004. The Term of Employment shall consist of a "Pre-Merger Period", an "Initial Post-Merger Period", and a "Secondary Post-Merger Period". The Pre-Merger Period shall begin on January 1, 1999 and shall end on the closing date of the Merger. The Initial Post-Merger period shall begin on the closing date of the Merger and shall end on the earlier of (i) June 30, 2002, or (ii) the date that Charles R. Lee ceases to be Co-Chief Executive Officer of the Company for any reason. The Secondary Post-Merger Period shall begin at the end of the Initial Post-Merger period and shall end on June 30, 2004.

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         2. OBLIGATIONS OF THE BELL ATLANTIC COMPANIES. During the Term of
Employment, the Bell Atlantic Companies shall have the following obligations and duties and shall provide the following compensation to the Key Executive.

                  (a) SALARY. Bell Atlantic shall compensate the Key Executive at a base salary of not less than $1,200,000 per year, subject to annual review by the Board of Directors of Bell Atlantic (the "Board") in January, 2000 and each January thereafter during the Term of Employment.

                  (b) STIP. The Key Executive shall participate in the Bell Atlantic Senior Management Short Term Incentive Plan or any successor to that plan ("STIP") and shall be eligible for a potential maximum award which, for each performance year during the Term of Employment, shall be equal to or greater than 2.25 multiplied by the Key Executive's base salary in effect on January 1 of each such year.

                  (c) STOCK OPTIONS. The Key Executive shall participate in the Bell Atlantic 1985 Incentive Stock Option Plan or any successor to that plan (the "Stock Option Plan") and shall receive an annual grant of options thereunder with a value equal to or greater than 2.5 multiplied by the Key Executive's base salary in effect on the date of grant.

                  (d) VACATION. The Key Executive shall have the same holidays per calendar year recognized by Bell Atlantic for its management employees and shall have an aggregate of 4 management personal days and 5 weeks vacation per calendar year, provided that such management personal days and vacation days shall be scheduled with due regard to the needs of the business.

                  (e) CORPORATE AIRCRAFT. The Key Executive and his immediate family shall use Bell Atlantic corporate aircraft for all business and personal travel, except that the Key Executive may use commercial aircraft where use of corporate aircraft is not practical. The Key Executive shall be responsible for the payment of taxes on imputed income attributable to personal use of corporate aircraft, except that, whenever the Key Executive uses corporate aircraft for business purposes and is accompanied by an immediate family member whose use of corporate aircraft results in the imputation of income to the Key Executive, the Company shall pay the Key Executive additional cash compensation in an amount sufficient to allow the Key Executive to pay taxes on (i) such additional compensation, plus (ii) the income imputed to the Key Executive because of such family member's use of corporate aircraft.

                  (f) OTHER BENEFIT PLANS. To the extent not otherwise modified by the terms of this Agreement, the Key Executive shall be eligible to participate in all of the benefit and compensation plans, and the programs or perquisites, applicable to senior managers of Bell Atlantic, as those plans and programs may be amended, supplemented, replaced or terminated from time to time.

                  (g) CORPORATE HEADQUARTERS. Bell Atlantic's headquarters shall be located in New York City, and the Key Executive's services shall be rendered primarily at that location.


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         3. POSITIONS, DUTIES AND OBLIGATIONS OF THE KEY EXECUTIVE. During the
Term of Employment, the Key Executive shall have the following positions, duties, and obligations.

                  (a) POSITION AND DUTIES AS OFFICER. During the Pre-Merger Period, the Key Executive shall serve as sole Chief Executive Officer of the Company. During the Initial Post-Merger Period, the Key Executive shall serve as President of the Company and, together with Charles R. Lee, as one of two-Co-Chief Executive Officers of the Company. During the Secondary Post-Merger Period, the Key Executive shall serve as sole Chief Executive Officer of the Company. During each such period, the Key Executive shall report solely to the Board, with such duties and responsibilities as are customarily assigned to his position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. During the Initial Post-Merger Period, the principal executive officers of Bell Atlantic shall report jointly to the Key Executive and Mr. Lee, in their capacity as Co-Chief Executive Officers, and during the Secondary Post-Merger Period, such executive officers shall report solely to the Key Executive, in his capacity as sole Chief Executive Officer.

                  (b) BOARD OF DIRECTORS. The Key Executive shall be nominated for election to the Board at each annual meeting of shareowners which occurs prior to the end of the Term of Employment. The Key Executive shall serve as Chairman of the Board during the Pre-Merger Period, and shall resign from such position on the closing date of the Merger so that Charles R. Lee may become Chairman of the Board (as provided in Section 7.10 of the Definitive Agreement). The Key Executive shall again become Chairman of the Board on the earlier of (i) June 30, 2004, or (ii) the date Mr. Lee ceases to be Chairman of the Board for any reason, and thereafter the Key Executive shall serve as Chairman of the Board throughout the remaining Term of Employment.

                  (c) ENTIRE BUSINESS EFFORTS. The Key Executive shall fully and faithfully perform the duties and responsibilities described in Sections (a) and (b) of this Agreement, shall diligently devote his entire business skill, time and effort to the affairs of the Bell Atlantic Companies in accordance with the duties assigned to him, and shall perform all such duties, and otherwise conduct himself, in a manner reasonably calculated in good faith by him to promote the best interests of the Bell Atlantic Companies. Prior to the Key Executive's termination of employment, except to the extent specifically permitted by the Board, and except for memberships on boards of directors which the Key Executive held on January 1, 1999, the Key Executive shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization other than a Bell Atlantic Company or a venture in which a Bell Atlantic Company has a financial interest, whether or not the services are rendered for compensation.

         4. POTENTIAL INTERIM AMOUNT. Effective January 1, 1999, Bell Atlantic shall credit $3,224,483 to the Company Contribution sub-account contained within the Key Executive's account under the Bell Atlantic Income Deferral Plan ("IDP"). This credit shall be allocated in full to the Bell Atlantic Shares Fund maintained under the IDP. The Key Executive shall have the right to change this allocation from the Bell Atlantic Shares Fund to any other permitted investment option in accordance with the terms of the IDP. The parties acknowledge that such credit is in complete satisfaction of and will fully discharge any right or entitlement that the Key Executive may have, now or in the future, to a Potential Interim Amount ("PIA") under the IDP or under any other benefit plan maintained by any Bell Atlantic Company.


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         5.       RETENTION AGREEMENT PAYMENTS.

                  (a) RETENTION AWARD. Effective January 1, 1999, the Key Executive will forfeit any right or entitlement that he may have, now or in the future, to the Retention Award provided for in Section 3(e) of the Retention Agreement. In lieu thereof, Bell Atlantic shall credit the Key Executive's account under the IDP with the number of Bell Atlantic shares comprising, as of January 1, 1999, the Retention Award. This credit valued as $1,016,636 shall be allocated in full to the Bell Atlantic Shares Fund maintained under the IDP, provided that the Key Executive shall have the right to change this allocation from the Bell Atlantic Shares Fund to any other permitted investment option in accordance with the terms of the IDP.

                  (b) SEVERANCE. Effective January 1, 1999, Bell Atlantic shall credit the Key Executive's account under the IDP with the value of the Severance Payment, including the Global Balanced Fund Account, provided for in Section 3(h) of the Retention Agreement. Such value shall be determined in accordance with the provisions of the Retention Agreement, except that the value shall be determined as of December 31, 1998. This credit shall be allocated to the following investment funds maintained under the IDP: a) $136,146 of the Severance Payment shall be credited to the Bell Atlantic Shares Fund; and b) the balance of the Severance Payment in the amount of $4,377,290 shall be credited to the Government Money Market Fund. The Key Executive shall have the right to change these allocations to any other permitted investment option in accordance with the terms of the IDP. The parties acknowledge that these credits to the IDP shall be in complete satisfaction of, and will fully discharge, any right or entitlement that the Key Executive may have, now or in the future, to the Severance Payment.

         6.       SPECIAL INCENTIVE.

                  (a) INCENTIVE ACCOUNTS. Bell Atlantic shall establish three sub-accounts within the Key Executive's account under the IDP. These sub-accounts shall consist of the 2001 Account, the 2002 Account and the 2003 Account (together, the "Incentive Accounts").

                  (b) CREDIT. Effective January 1, 1999, Bell Atlantic shall credit $6,000,000 to the 2001 Account, $2,000,000 to the 2002 Account, and $2,000,000 to the 2003 Account. These credits shall be allocated to the Global Balanced Fund maintained under the IDP, and shall continue to be allocated to such Fund until the credits vest as provided in
         Section 6(c) of this Agreement. The credits, plus any earnings or losses, shall constitute the "Incentive Awards". The Key Executive shall have no right or entitlement to these Awards unless, and only to the extent that, rights to these Awards vest under Section 6(c) of this Agreement.

                  (c) VESTING. Provided the Key Executive is an "employee in good standing" (as hereinafter defined) on the respective vesting dates described in clauses (i) through (iii), the Key Executive's rights under the IDP to the Incentive Awards shall vest as follows:


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                           (i) 2001 Account: if "adjusted earnings per share"
                  (or "AEPS"), as hereinafter defined, for Bell Atlantic for the fiscal year ending December 31, 2001 are less than 121.0% of the AEPS for the fiscal year ending December 31, 1998 (the "1998 Base Year"), the Key Executive shall forfeit any right or entitlement to the Incentive Award in the 2001 Account; if such earnings are equal to 121.0% of the 1998 Base Year AEPS, the Key Executive's rights to 70% of such Incentive Award shall vest as of December 31, 2001; if such earnings are equal to or greater than 136.0% of the 1998 Base Year AEPS, the Key Executive's rights to 130% of such Incentive Award shall vest as of December 31, 2001; and, if such earnings are between 121.0% and 136.0% of the 1998 Base Year AEPS, the Key Executive's rights to a pro rated amount of between 70% to 130% of such Incentive Award shall vest as of December 31, 2001;

                           (ii) 2002 Account: if AEPS for Bell Atlantic for the
                  fiscal year ending December 31, 2002 are less than 107.0% of the AEPS for the fiscal year ending December 31,2001 (the "2001 Base Year"), the Key Executive shall forfeit any right or entitlement to the Incentive Award in the 2002 Account; if such earnings are equal to 107.0% of the 2001 Base Year AEPS, the Key Executive's rights to 70% of such Incentive Award shall vest as of December 31, 2002; if such earnings are equal to or greater than 112.0% of the 2001 Base Year AEPS, the Key Executive's rights to 130% of such Retention Award shall vest as of December 31, 2002; and, if such earnings are between 107.0% and 112.0% of the 2001 Base Year AEPS, the Key Executive's rights to a pro rated amount of between 70% and 130% of such Incentive Award shall vest as of December 31, 2002; and

                           (iii) 2003 Account: if AEPS for Bell Atlantic for the
                  fiscal year ending December 31, 2003 are less than 107.0% of the AEPS for the fiscal year ending December 31, 2002 (the "2002 Base Year"), the Key Executive shall forfeit any right or entitlement to the Incentive Award in the 2003 Account; if such earnings are equal to 107.0% of the 2002 Base Year AEPS, the Key Executive's rights to 70% of such Incentive Award shall vest as of December 31, 2003; if such earnings are equal to or greater than 112.0% of the 2002 Base Year AEPS, the Key Executive's rights to 130% of such Incentive Award shall vest as of December 31, 2003; and, if such earnings are between 107.0% and 112.0% of the 2002 Base Year AEPS, the Key Executive's rights to a pro rated amount of between 70% and 130% of such Incentive Award shall vest as of December 31, 2003.

                  (d) ADJUSTED EARNINGS PER SHARE AND EARNINGS TARGETS. "Adjusted earnings per share" for any year shall be the earnings per share of Bell Atlantic adjusted, in the discretion of the Board, to eliminate or modify any extraordinary, non-reoccurring, one-time or other such items necessary to more appropriately reflect the ongoing results of the Bell Atlantic businesses. In addition, the Board, in its discretion, may modify or change the earnings targets set forth in
         Section 6(c) of this Agreement to take into account acquisitions, mergers, dispositions, reorganizations, changes in capital structure, or other such events.

                  (e) DEFINITION OF EMPLOYEE IN GOOD STANDING. For purposes of this Agreement, the Key Executive will be considered to be an "employee in good standing"


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         on a given date if, on or before that date, the Key Executive has not terminated employment for any reason (other than "constructive discharge" as defined in Section 8(d) of this Agreement), has not tendered oral or written notice of intent to resign or retire effective as of a date on or before the given date (other than pursuant to a "constructive discharge"), and has not behaved in a manner that would be grounds for discharge with "cause" as defined in Section 8(b) of this Agreement.

         7.       STAY BONUS.

                  (a) CLOSING OF MERGER. If the Merger occurs pursuant to the terms of the Definitive Agreement, and if the Key Executive has remained an Employee in Good Standing of a Bell Atlantic Company from January 1, 1999 to the closing date of the Merger (the "Closing Date"), then, not later than 30 calendar days following the Closing Date, Bell Atlantic shall pay the Key Executive a special bonus (a "Stay Bonus") consisting of a single cash payment in an amount equal (before withholding of taxes) to 1.5 multiplied by the sum, as of the Closing Date, of (i) the Key Executive's annual rate of base salary, and (ii) 50% of the Key Executive's maximum short-term incentive under the STIP.

                  (b) BUSINESS DISCRETION OF BELL ATLANTIC/TERMINATION OF MERGER PLAN. Nothing in this Agreement is intended to limit the discretion of any Bell Atlantic Company to take any action with regard to the Merger which Bell Atlantic may consider appropriate, including, without limitation, postponing the Closing Date or terminating the Definitive Agreement. If the Definitive Agreement is terminated without the Merger occurring, the Key Executive shall have no right to receive the Stay Bonus or any portion of such bonus.


         8.       TERMINATIONS OF EMPLOYMENT.

                  (a) VOLUNTARY RESIGNATION, RETIREMENT, OR DISCHARGE FOR CAUSE. In the event that, prior to the end of the Term of Employment, the Key Executive voluntarily resigns or retires for any reason (except a "constructive discharge"), or is discharged by Bell Atlantic for "cause", the Key Executive shall forfeit any and all rights to receive the compensation and benefits set forth in Sections 2, 6 and 7 of this Agreement which as of the relevant date have not yet been earned under this Agreement, but shall otherwise be eligible to receive any and all compensation and benefits for which a senior manager would be eligible under the applicable provisions of the compensation and benefit plans in which he is then eligible to participate, as those plans may be amended from time to time.

                  (b) CAUSE. For purposes of this Agreement, the term "cause" shall mean (i) grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Key Executive; fraud, misappropriation or embezzlement involving any Bell Atlantic Company; or a material breach of the Employee Code of Business Conduct or Paragraphs 10 (Non-Compete/No Solicitation), 11 (Return of Property; Intellectual Property Rights) or 12 (Proprietary and Confidential Information) of this Agreement; each of the foregoing as determined in the reasonable discretion and judgment of the Board, or (ii) commission of any felony of which the Key Executive is finally adjudged guilty in a court of competent jurisdiction. In the event that Bell Atlantic terminates the employment of the Key Executive for Cause, it will state in


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         writing the grounds for such termination and provide this statement to the Key Executive within 10 business days after the date of termination.

                  (c) INVOLUNTARY TERMINATIONS. Except in the case of a discharge for cause, in the event that Bell Atlantic discharges the Key Executive, or the Key Executive is "constructively discharged", prior to the end of the Term of Employment, then the Key Executive shall be entitled to receive, as liquidated damages, subject to signing and delivering the Release (attached as Exhibit A), the following payments, credits and benefits in lieu of any payment, credit or benefit otherwise provided in Sections 2, 6 and 7 of this Agreement, provided that each payment, credit and benefit shall be contingent upon the absence, at the time such payment, credit or benefit is due, of any act that would constitute a material breach of this Agreement:

                           (i) Salary: through the Term of Employment, on a
                  monthly basis, an amount equal to the monthly salary which would have been paid to the Key Executive under Section 2 of this Agreement, assuming that his annual rate of salary would have been increased each January 1 by the greater of (A) 5%, or (B) the general percentage increase, if any, approved by the Human Resources Committee ("HRC") of the Board for comparable positions in the senior management group based on the HRC's review of market-median values for such comparable positions;

                           (ii) Short-Term Incentives: through the Term of
                  Employment, on an annual basis, not later than 30 days after the date on which incentives are awarded by Bell Atlantic under the STIP for the prior year's performance, an amount equal to the value of the potential maximum award which the Key Executive would have been entitled to receive under the STIP based on the maximum STIP award for comparable positions in the senior management group, without adjustment for individual performance;

                           (iii) Special Incentive: if the separation from
                  service occurs prior to December 31, 2001, vested rights under the IDP to 100% of the Incentive Awards in each of the Incentive Accounts; if the separation from service occurs after December 31, 2001 but before December 31, 2002, vested rights under the IDP to 100% of the Retention Awards in the 2002 and 2003 Incentive Accounts; and, if the separation from service occurs after December 31, 2002, vested rights under the IDP to 100% of the Incentive Award in the 2003 Incentive Account;

                           (iv) Stock Options: through the Term of Employment,
                  on an annual basis, within 30 days of the granting of stock options for the year to senior managers, an amount equal to
                  2.5 multiplied by the annual salary amount determined in accordance with clause (i) above; provided further, with respect to any and all Bell Atlantic stock options which are outstanding on the date of the Key Executive's separation from service, the Key Executive shall be deemed, for purposes of determining the duration of the Key Executive's right to exercise any and all such stock options, to have remained in active service with Bell Atlantic continuously through the Term of Employment, and then to have separated from service with whatever rights would then be applicable to a holder of such options under the Stock Option Plan;


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                           (v) IDP Benefits: through the Term of Employment,
                  company credits to the Company Contribution sub-account contained within the Key Executive's account under the IDP to the fullest extent provided, and at the same time such amounts would have been credited, as if the Key Executive had remained actively employed until the end of the Term of Employment and received the salary and maximum STIP awards determined in accordance with clauses (i) and (ii) above; provided further, that Bell Atlantic shall also credit to such IDP sub-account an amount each year equal to the sum of (A) the amount which the Key Executive would otherwise have been eligible to receive as company matching contributions under the Bell Atlantic Savings Plan or any successor to that plan (if he had fully participated in contributions to that plan) and (B) the pay credits which the Key Executive would otherwise have been eligible to receive under the Bell Atlantic Cash Balance Plan or any successor to that plan;

                           (vi) Split- Dollar Benefits: regardless of whether
                  the Key Executive is retirement eligible at the time of his separation from service, split-dollar life insurance benefits applicable to a retiring participating senior manager, under the terms of the Bell Atlantic Senior Management Estate Management Program;

                           (vii) Flexible Perquisites: through the Term of
                  Employment, on a monthly basis, $3,000 in lieu of the Flexible Perquisites Account allowance that the Key Executive would have been entitled to receive;

                           (viii) Stay Bonus: if the Merger subsequently occurs
                  pursuant to the Definitive Agreement, a single cash payment, not later than 30 days after the Closing Date of the Merger, which shall be equal (before withholding of taxes) to the Stay Bonus which would otherwise have become payable under Section 7(a) of this Agreement, provided that the date of separation from service shall be substituted for the Closing Date for purposes of calculating the dollar amount of such payment; and

                           (ix) Other: accommodations for travel, office support
                  and facilities, executive assistance and other perquisites as provided previous retiring Chairmen;

         provided, however, that if Bell Atlantic should discharge the Key Executive without cause after June 30, 2001, or the Key Executive should be constructively discharged after such date, the Term of Employment, for purposes of calculating liquidated damages under this
         Section 8(c), shall end on the third-year anniversary of the date of the Key Executive's discharge or constructive discharge; and, provided further, that if the Key Executive should be discharged without cause or constructively discharged at any time, the liquidated damages provided for in clauses (i) through (ix) above shall be supplemented by an amount equal to the excess, if any, of (i) the remuneration earned by the Chairman and Chief Executive Officer of the Company from the date of the Key Executive's discharge through the remaining Term of Employment, over (ii) the liquidated damages provided for in clauses
         (i) through (ix) above.

                  (d) CONSTRUCTIVE DISCHARGE. The Key Executive shall be deemed to have been "constructively discharged" for purposes of this Agreement if the Key Executive is


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         an Employee in Good Standing and he terminates his employment for any of the following reasons: Bell Atlantic (or the Key Executive's employing company) has materially breached this Agreement; the Key Executive's responsibilities, as described in Section 3(a) hereof, have been significantly reduced in type or scope; there has been a significant adverse change in the Key Executive's reporting relationship, as described in Section 3(a) hereof; there has been a significant adverse change in the Key Executive's relative compensation (including a negative individual performance adjustment which causes the Key Executive's STIP award for a particular year to be reduced by 10% or more); the Company requires that the Key Executive's services be rendered primarily at a location or locations other than that provided in Section 2(g) of this Agreement; during the Pre-Merger Period, the Key Executive is removed from the position of Chairman of the Board of the Company (provided that the Key Executive's resignation from that position upon the closing of the Merger, as provided in Section 3(b) hereof, shall not constitute grounds for constructive discharge); at the end of the Initial Post-Merger Period, the Key Executive is not appointed sole Chief-Executive Officer of the Company; on the date provided in Section 3(b) of this Agreement, the Key Executive does not succeed Charles R. Lee as Chairman of the Board; following his appointment as Chairman of the Board, the Key Executive is removed from such position; or there has been a "change of control" of Bell Atlantic. For purposes of this Agreement, a "change of control" of Bell Atlantic shall mean that any of the following events or circumstances has occurred:

                           (i) any "Person" (as such term is used in sections
                  13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes a beneficial owner, directly or indirectly, of shares of one or more classes of stock of Bell Atlantic representing 20% or more of the total voting power of Bell Atlantic's then outstanding voting stock, provided, however, that if such beneficial ownership is acquired in a transaction that has been negotiated and approved by the Board, such acquisition of beneficial ownership shall not be treated as a change of control of Bell Atlantic for purpose of this Agreement;

                           (ii) a tender offer (for which a filing has been or
                  is required to be made with the Securities and Exchange Commission under section 14(d) of the Securities Exchange Act of 1934) is made for the stock of Bell Atlantic, and the Person making the offer owns or has accepted for payment shares of one or more classes of Bell Atlantic stock which represent, when combined with any shares otherwise acquired and owned by such Person, 20% or more of the total voting power of Bell Atlantic's then outstanding stock, provided, however, that if such tender offer has been negotiated and approved by the Board, such tender offer and stock acquisition shall not be treated as a change of control of Bell Atlantic for purposes of this Agreement; or

                           (iii) there ceases to be a majority of the Board
                  comprised of individuals who either (A) have been members of the Board continuously for a period of not less than two years, or (B) are new directors whose election by the Board or nomination for election by shareowners of Bell Atlantic was approved by a vote of at least two-thirds of the directors then in office who either were directors described in clause
                  (A) hereof or whose election or nomination for election was previously so approved.


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                  (e) DISABILITY OR DEATH. If, during the Term of Employment at a time when the Key Executive is an Employee in Good Standing, the Key Executive terminates employment on account of disability (within the meaning of the applicable disability benefit plans in which the Key Executive participates from time to time) or dies, and provided Bell Atlantic receives a Release in the form of Exhibit A from the Key Executive (in the case of disability) or from his estate (in the case of death), then Bell Atlantic shall pay to the Key Executive (in the case of disability) or pay to the Key Executive's estate (in the case of death) the amounts determined as if, at the date of termination of employment on account of disability or death, the Key Executive had been terminated without cause under Section 8(c) of this Agreement; provided, however, that, regardless of the date of death or disability, the Term of Employment shall end on June 30, 2004 for purposes of calculating the amount due the Key Executive or his estate pursuant to this Section 8(e); provided further, that in lieu of the amount described in Section 8(c)(viii) of this Agreement (the "Stay Bonus Amount"), the Key Executive (or his estate) shall receive the Stay Bonus Amount multiplied by the following fraction: the numerator shall be the number of days that have elapsed between the date of this Agreement and the date of the Key Executive's death or disability, and the denominator shall be the number of days that have elapsed between the date of this Agreement and the Closing Date of the Merger; and, provided finally, that in the case of a termination of employment on account of disability, the amounts paid pursuant to Sections 8(c)(i) and (ii) of this Agreement shall reduce dollar for dollar the disability benefits which would otherwise be payable to the Key Executive during the remainder of the Term of Employment under the various disability benefit plans in which he participates.

                  (f) BOARD APPROVAL OF CERTAIN ACTIONS. Notwithstanding any other provision of this Agreement, prior to July 1, 2002, the Key Executive's employment as Co-Chief Executive Officer or sole Chief Executive Officer, as the case may be, may not be terminated by Bell Atlantic, either for cause or without cause, unless such action is approved by affirmative vote of at least three-quarters of the entire membership of the Board. In addition, if the Key Executive has been appointed Chairman of the Board prior to July 1, 2002, he may not be removed from such position prior to that date unless such action is approved by affirmative vote of at least three-quarters of the entire membership of the Board.

         9. PAYMENTS SUBJECT TO EXCISE TAX. In the event that it shall be determined, in the manner described in Exhibit B, that any payment or distribution by any Bell Atlantic Company to or for the benefit of the Key Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, Bell Atlantic shall pay the Key Executive an additional amount, determined in accordance with and subject to the provisions of Exhibit B, to compensate the Key Executive for his excise tax cost.

         10. PROHIBITION AGAINST COMPETITIVE ACTIVITIES.

                  (a) PROHIBITED CONDUCT BY THE KEY EXECUTIVE. During the period of the Key Executive's employment with any Bell Atlantic Company, and for a period of 24 months following the Key Executive's termination of employment for any reason from all Bell Atlantic Companies, the Key Executive, without the prior written consent of the Board, shall not:


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Employment Agreement                Page 10                   Ivan G. Seidenberg

                           (i) personally engage in "Competitive Activities" (as
                  defined in Section 9(b) of this Agreement); or

                           (ii) work for, own, manage, operate, control or
                  participate in the ownership, management, operation or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided, however, that the Key Executive's purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute "ownership" or "participation in ownership" for purposes of this paragraph so long as the Key Executive's equity interest in any such company is less than a controlling interest.

                  (b) COMPETITIVE ACTIVITIES. For purposes of this Agreement, "Competitive Activities" means business activities relating to products or services of the same or similar type as the products or services which (i) are sold (or, pursuant to an existing business plan, will be sold) to paying customers of one or more Bell Atlantic Companies, and
         (ii) for which the Key Executive then has responsibility to plan, develop, manage, market or oversee, or had any such responsibility within the prior 24 months. Notwithstanding the previous sentence, a business activity will not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services sold by the Key Executive or a third party does not overlap with the geographic marketing area for the applicable products and services of the Bell Atlantic Companies.

                  (c) NO SOLICITATION OF BELL ATLANTIC EMPLOYEES. During the period of the Key Executive's employment with any Bell Atlantic Company, and for a period of 24 months following the Key Executive's termination of employment for any reason from all Bell Atlantic Companies, the Key Executive shall not, without the consent of the
         Board:

                           (i) recruit or solicit any active employee of any
                  Bell Atlantic Company for employment or for retention as a consultant or service provider;

                           (ii) hire or participate (with another company or
                  third party) in the process of hiring (other than for a Bell Atlantic Company) any person who is then an active employee of any Bell Atlantic Company, or provide names or other information about Bell Atlantic employees to any person or business (other than a Bell Atlantic Company) under circumstances which could lead to the use of that information for purposes of recruiting or hiring; or

                           (iii) interfere with the relationship of any Bell
                  Atlantic Company with any of its employees, agents, or representatives.

                  (d) WAIVER. Nothing in this Agreement shall bar the Key Executive from requesting, at the time of the Key Executive's termination of employment or at any time thereafter, that the Board waive, in its sole discretion, Bell Atlantic's rights to enforce some or all of this Section.

         11. RETURN OF PROPERTY; INTELLECTUAL PROPERTY RIGHTS. The Key Executive agrees that on or before the Key Executive's termination of employment for any reason with all Bell Atlantic Companies, the Key Executive shall return to the appropriate Bell Atlantic Company all


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Employment Agreement                Page 11                   Ivan G. Seidenberg
property owned by each such company or in which any such company has an interest. The Key Executive acknowledges that Bell Atlantic or an applicable
Bell Atlantic Company is the rightful owner of any programs, ideas, inventions, discoveries, copyright material or trademarks which the Key Executive may have originated or developed, or assisted in originating or developing, during the Key Executive's period of employment with any Bell Atlantic Company, where any such origination or development involved the use of company time or resources, or the exercise of the Key Executive's responsibilities for or on behalf of any such company. The Key Executive shall at all times, both before and after termination of employment, cooperate with Bell Atlantic in executing and delivering documents requested by any Bell Atlantic Company, and taking any other actions, that are necessary or requested by Bell Atlantic to assist any Bell Atlantic Company in patenting, copyrighting or registering any programs, ideas, inventions, discoveries, copyright material or trademarks, and to vest title thereto in the applicable company.

         12. PROPRIETARY AND CONFIDENTIAL INFORMATION. The Key Executive shall at all times preserve the confidentiality of all proprietary information and trade secrets of any and all Bell Atlantic Companies, except to the extent that disclosure of such information is legally required. "Proprietary information" means information that has not been disclosed to the public, and which is treated as confidential within the business of any Bell Atlantic Company.

         13. NONDISCLOSURE. Unless and until the precise terms of this Agreement, and the precise amount of any payment eligible to be paid or actually paid under this Agreement, are disclosed in writing to the public by any Bell Atlantic Company, the Key Executive shall hold the terms of this Agreement and the amount of any payment, benefit, credit, or right hereunder in strict confidence, except that the Key Executive may disclose such details (i) on a confidential basis to his spouse (if any), and to any financial counselor, tax adviser or legal counsel retained by the Key Executive, or (ii) to the extent such disclosure is legally required.

         14. ASSIGNMENT BY BELL ATLANTIC. The obligations of Bell Atlantic hereunder shall be the obligations of any and all successors and assigns of Bell Atlantic. Bell Atlantic may assign this Agreement without the Key Executive's consent to any company that acquires all or substantially all of the stock or assets of Bell Atlantic, or into which or with which Bell Atlantic is merged or consolidated. This Agreement may not be assigned by the Key Executive, and no person other than the Key Executive (or the Key Executive's estate) may assert the rights of the Key Executive under this Agreement.

         15. NON-BENEFIT BEARING PAYMENTS. The amounts to be paid, provided or credited under Sections 4, 5, 6, 7, 8, and 9 of this Agreement shall not be treated as compensation for purposes of computing or determining any additional benefit payable under any savings plan, insurance plan, pension plan, or other employee benefit plan maintained by any Bell Atlantic Company.

         16. DEFERRALS UNDER IDP. Amounts otherwise payable to the Key Executive under Sections 7 or 8 of this Agreement may be deferred under the IDP or any successor plan, but only if and to the extent that a valid deferral election is in place and deferral of such amounts is permitted under the terms of the IDP or successor plan.

         17. FORFEITURE OF IDP AMOUNTS. The Key Executive acknowledges that if he breaches Section 10 (Non-Compete/No Solicitation) of this Agreement or engages in serious misconduct that is contrary to written policies of Bell Atlantic and is harmful to any Bell Atlantic


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Employment Agreement                Page 12                   Ivan G. Seidenberg

Company or its reputation, he may forfeit any balance remaining in any Company Contribution sub-account contained within his account under the IDP.

         18. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         19. ADDITIONAL REMEDIES. In addition to any other rights or remedies, whether legal, equitable or otherwise, which each of the parties may have, the Key Executive acknowledges that Sections 10 (Non-Compete/No Solicitation), 11 (Return of Property), 12 Proprietary and Confidential Information), and 13 (Nondisclosure) of this Agreement are essential to the continued good will and profitability of Bell Atlantic and further acknowledges that the application and operation thereof shall not involve a substantial hardship upon the Key Executive's future livelihood. The parties hereto further recognize that irreparable damage to Bell Atlantic will result in the event that these sections of the Agreement are not specifically enforced and that monetary damages will not adequately protect Bell Atlantic from a breach of these sections of the Agreement. If any dispute arises concerning the violation by the Key Executive of these sections of the Agreement, the parties hereto agree that an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security may be required in connection therewith.

         20. REFORMATION AND SEVERABILITY. The Key Executive and Bell Atlantic agree that the agreements contained herein and within the Release shall each constitute a separate agreement independently supported by good and adequate consideration, and shall each be severable from the other provisions of the Agreement and the Release. If an arbitrator or court of competent jurisdiction determines that any term, provision or portion of this Agreement or the Release is void, illegal or unenforceable, the other terms, provisions and portions of this Agreement or the Release shall remain in full force and effect and the terms, provisions and portions that are determined to be void, illegal or unenforceable shall either be limited so that they shall remain in effect to the extent permissible by law, or such arbitrator or court shall substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to Bell Atlantic, to the fullest extent permitted by applicable law, the benefits intended by this Agreement and the Release.

         21. GTE MERGER. If the Merger occurs pursuant to the Definitive Agreement, any action taken to implement succession as contemplated under
Section 7.10 of the Definitive Agreement shall not result in a breach of this Agreement or constitute grounds for constructive discharge under Section 8(d) of this Agreement, and this Agreement shall be amended to the extent necessary to permit such succession.


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Employment Agreement                Page 13                   Ivan G. Seidenberg

         22. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or messenger, transmitted by telex or telegram or mailed by registered or certified mail, return receipt requested and postage prepaid, as follows:

                  (a)      If to Bell Atlantic, to:

                              Bell Atlantic Corporation
                              1095 Avenue of the Americas
                              New York, New York  10036
                              Attention:  Executive Vice President
                                          and General Counsel


                  (b)      If to the Key Executive, to:

                              [Address]
                              [Address]

or to such other person or address as either of the parties shall hereafter designate to the other from time to time by similar notice.

         23. ARBITRATION. Any dispute arising out of or relating to this Agreement, except any dispute arising out of or relating to Sections 10 through 13 of this Agreement, shall be settled by final and binding arbitration, which shall be the exclusive means of resolving any such dispute, and the parties specifically waive all rights to pursue any other remedy, recourse or relief. With respect to disputes by Bell Atlantic arising out of or relating to Sections 10 through 13 of this Agreement, Bell Atlantic has retained all its rights to legal and equitable recourse and relief, including but not limited to injunctive relief. Notice of the existence of a dispute which a party wishes to have resolved by arbitration shall be provided pursuant to Section 22 of this Agreement. The arbitration shall be expedited and conducted in New York, New York pursuant to the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Employment Disputes in effect at the time of notice of the dispute before one neutral arbitrator appointed by CPR from the CPR Panel of Neutrals unless the parties mutually agree to the appointment of a different neutral arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitration may be entered by any court having jurisdiction. The finding of the arbitrator may not change the express terms of this Agreement and shall be consistent with the arbitrator's understanding of the findings a court of proper jurisdiction would make in applying the applicable law to the facts underlying the dispute. In no event whatsoever shall such an arbitration award include any award of damages other than the amounts in controversy under this Agreement. The parties waive the right to recover, in such arbitration, punitive damages.

         24. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

         25. ENTIRE AGREEMENT. Except for the terms of other compensation and benefit plans in which the Key Executive participates, this Agreement shall set forth the entire understanding of Bell Atlantic and the Key Executive and shall supersede all prior agreements and communications, whether oral or written, between Bell Atlantic and the


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Employment Agreement                Page 14                   Ivan G. Seidenberg

Key Executive including, without limitation, the Retention Agreement and the Prior Employment Agreement. This Agreement shall not be modified except by written agreement of the Key Executive and Bell Atlantic; provided, further, that if the Merger occurs pursuant to the Definitive Agreement, Bell Atlantic shall cause to be maintained, through June 30, 2002, Section 5.11 of its Bylaws which requires (among other things) a three-quarters vote of the entire Board in order to amend or modify the terms of this Agreement.

         26. TAX WITHHOLDING. Any payment made pursuant to this Agreement will be subject to applicable withholding taxes under federal, state and local law.


         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of January 1, 1999, and have amended and restated this Agreement as of June 30, 2000.

                                                  BELL ATLANTIC CORPORATION



                                                  By:
                                                     --------------------------



                                                  THE KEY EXECUTIVE


                                                  -----------------------------
                                                         Ivan G. Seidenberg


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Employment Agreement                Page 15                   Ivan G. Seidenberg

                                                                       EXHIBIT A


         THIS RELEASE (the "Release") is entered into by _____________________ (the "Key Executive"), for the benefit of BELL ATLANTIC CORPORATION (the "Company"), and all companies, and their officers, directors and employees, which are affiliated with the Company or in which the Company owns a substantial economic interest, and any benefit plan maintained by any Bell Atlantic Company (or any plan administrator of any such plan). Capitalized terms in this document which are not otherwise defined herein shall have the respective meanings assigned to them in the Employment Agreement between the Company and the Key Executive, dated ____________, _____ (the "Agreement").

         WHEREAS, the Key Executive has separated from service with the Key Executive's employing company (the "Employer") on __________ , _____ (the "Separation Date") pursuant to the terms of the Agreement, and the Key Executive wishes to execute this Release as contemplated under the terms of the Agreement.

         NOW, THEREFORE, the Key Executive affirms as follows:

         1. The Key Executive hereby waives any and all claims which the Key Executive might have against any Bell Atlantic Company, and any benefit plan maintained by any Bell Atlantic Company (or any plan administrator of any such plan), for salary payments, vacation pay, incentives, bonuses, or other remuneration or employee benefits of any kind, with the exception of any obligations of the Company or Employer arising after the Separation Date under Sections 8 and 9 of the Agreement.

         2. Except as provided in Section 1 hereof, the Key Executive hereby voluntarily releases and discharges each and every Bell Atlantic Company and their successors and assigns, and the directors, officers, employees, and agents of each of them, and any benefit plan maintained by any Bell Atlantic Company (or any plan administrator of any such plan), of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements or costs of any kind which the Key Executive might have or assert against any of said entities or persons as of the Separation Date by reason of the Key Executive's employment by any Bell Atlantic Company or the termination of said employment, and all circumstances related thereto, including but not limited to, any and all claims, demands, rights and causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000e et seq.), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. Sections 1981 and 1983), Executive Order 11246, as amended, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Section 621 et seq.), the Equal Pay Act of 1963 (29 U.S.C. Section 206(d)(1)), the Rehabilitation Act of 1973 (29 U.S.C. Sections 701-794), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act ("ERISA") or any other applicable federal, state or local employment discrimination statute or ordinance.

         3. The Key Executive hereby reaffirms all covenants and promises given by the Key Executive under the Agreement, and all other terms and conditions of the Agreement, in all respects.

         4. Should any provision of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

         STATEMENT BY THE KEY EXECUTIVE WHO IS SIGNING BELOW: THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. THE COMPANY HAS FULFILLED ITS DUTIES TO ME UNDER THE OLDER WORKERS BENEFITS PROTECTION ACT, AND I ACKNOWLEDGE THAT THIS RELEASE IS LEGALLY ENFORCEABLE BY THE COMPANY. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY (OVER A PERIOD OF SUBSTANTIALLY MORE THAN 21 DAYS) TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN-DAY PERIOD HAS EXPIRED.

         THE UNDERSIGNED, intending to be legally bound, has executed this Release as of the ___ day of _________, _____, that being the Key Executive's Separation Date.

                                         THE KEY EXECUTIVE



                                         Signed:
                                                --------------------------------


                                THIS IS A RELEASE
                          READ CAREFULLY BEFORE SIGNING


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Exhibits to Employment Agreement     Page 17                  Ivan G. Seidenberg

                                                                       EXHIBIT B


         DETERMINATION OF GROSS-UP PAYMENT. In the event that any payment or benefit received or to be received by the Key Executive pursuant to the terms of the Agreement (the "Contract Payments") or of any other plan, arrangement or agreement of any Bell Atlantic Company ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code (the "Code") as determined in accordance with this paragraph, Bell Atlantic shall pay to the Key Executive, at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Key Executive, after deduction of the Excise Tax on Payments and any federal, state and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Key Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the written opinion of independent counsel selected by Bell Atlantic and reasonably acceptable to the Key Executive ("Independent Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax; (ii) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (i) hereof); and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Key Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Key Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

         TIMING OF GROSS-UP PAYMENT. The Gross-Up Payments provided for in this Exhibit B shall be made upon the earlier of (i) the payment to the Key Executive of any Payment or (ii) the imposition upon the Key Executive or payment by the Key Executive of any Excise Tax.

         ADJUSTMENTS TO GROSS-UP PAYMENT. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax is less than the amount previously taken into account hereunder, the Key Executive shall repay to Bell Atlantic within thirty (30) days of the Key Executive's receipt of notice of such final determination or opinion the portion of


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Exhibits to Employment Agreement     Page 18                  Ivan G. Seidenberg
the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Key Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Key Executive on the amount of such repayment, provided, however, that if any such amount has been paid by the Key Executive as an Excise Tax or other tax, the Key Executive shall cooperate with Bell Atlantic in seeking a refund of any tax overpayments, and shall not be required to make repayments to Bell Atlantic until the overpaid taxes and interest thereon are refunded to the Key Executive. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Bell Atlantic shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of Bell Atlantic's receipt of notice of such final determination or opinion.

         CHANGE IN LAW OR INTERPRETATION. In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Key Executive shall be entitled, by written notice to Bell Atlantic, to request a written opinion of Independent Counsel regarding the application of such change to any of the foregoing, and Bell Atlantic shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of Independent Counsel incurred in connection with this Exhibit B shall be borne by Bell Atlantic.



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Exhibits to Employment Agreement     Page 19                  Ivan G. Seidenberg